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                                                                   EXHIBIT 10.29

                               EMPLOYMENT CONTRACT

This Agreement is made and entered into by and between BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC., and its wholly owned subsidiaries, referred to together in this Contract as "Employer", and JERRY WINCHESTER, referred to in this Contract as "Employee". Employer hereby employs Employee and Employee accepts such employment on the following terms and conditions:

1. Term. Employee shall be employed by Employer for a period of five (5) years from the effective date hereof. This letter agreement shall be automatically renewed for successive additional five (5) year terms unless notice of termination is given in writing by either party to the other party at least thirty (30) days prior to the expiration of the initial term or any such renewal term.

2. Duties. Employee shall hold the title of President and Chief Operating Officer, and shall perform such services regarding the operations of Employer as are appropriate for the position and as the Board of Directors, or Senior management, may from time to time request. Employee shall at all times faithfully, with diligence, and to the best of his ability, experience and talents, perform all the duties that may be required of and from him pursuant to the terms of this letter agreement. It is expressly understood and agreed that in the performance of his duties and obligations hereunder, Employee shall at all times, be subject to the direction and control of the Executive Committee and Senior management of Employer.

3. Compensation. In consideration of the work and other services that Employee performs for Boots & Coots hereunder, Boots & Coots shall pay Employee the following:

                  a) Base Salary. A gross annual base salary of $250,000, payable semi-monthly in accordance with Employer's normal payroll policies, subject to withholding for federal income tax, social security, state and local taxes, if any, and any other sums that Employer may be legally required to withhold;

                  b) Auto Allowance. In addition to the Base Salary, Employer shall pay $12,000 per year for Employee's use of his personal automobile on behalf of Employer. Such auto allowance shall be payable in accordance with Employer's normal payroll policies, subject to withholding for federal income tax, social security, state and local taxes, if any, and any other sums that Employer may be legally required to withhold;

                  c) Incentive Stock Plan. Employer has adopted an Employee Incentive Stock Plan and will, as a condition of employment, award Employee an Option to purchase up to 1,000,000 shares of the $0.00001 par value Common Stock of Employer, at a price equal to eighty percent (80%) of the last bid price of such Common Stock on the American Stock Exchange on the day preceding the date hereof. 200,000 of such Options shall be vested upon execution hereof and the balance shall vest at the rate of 200,000 on each anniversary of Employee's employment and shall be further conditioned upon Employee's continued employment at the time of each vesting.


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                  d) Retirement Plan. Employer has proposed to adopt a defined contribution retirement plan permitting employees to contribute a percentage of their annual salary to a managed retirement plan. The amount of such contribution shall be the lesser of 10% of an employee's annual salary, or the maximum permitted by law. Employer will match employee's annual contribution to such a retirement plan by an equal contribution denominated in common stock of Employer.

                  e) Insurance. Employer will provide Employee with coverage under a policy of hospitalization and major medical insurance at no cost to the Employee. Such of Employee's dependants may be covered under such insurance policy, subject to the terms of such policy, at the expense of Employee. Employer will provide life insurance coverage in amount of not less than $250,000 and short term disability insurance coverage in an amount to be determined by the company. Employee acknowledges that Employer may seek to secure a policy of Key Man life insurance on the life of Employee, with death benefits payable to the company. Employee agrees to cooperate with the company in securing the same.

                  f) Annual Review. Employee shall be eligible each year during the five year term of this agreement and each extension hereof for a merit review by the President, Chairman of the Board, or Board of Directors, of Employer to consider increases to Employee's compensation.

                  g) Consideration for Execution. Employer and Employee agree that the market value cannot be established for all inventions that may be discovered or developed by Employee which are required to be transferred and assigned to Employer pursuant to the terms of paragraph 7 of this Agreement. In consideration for the opportunity costs and rights relinquised by Employee for Inventions and for the restrictive covenants contained in paragraphs 6 and 8 hereof, Employer shall pay the sum of $25,000, contemporaniously with the execution herof, as additional consideration for the execution of this Employment Contract. Employee acknowledges that this sum, together with the other considerations set forth herein, is sufficient consideration for his execution hereof and the undertakings contained in paragraphs 6, 7 and 8.

4. Vacation and Sick Leave. Employee shall be entitled to three weeks of paid vacation each year of his employment hereunder. Such vacation shall be taken at such time, or times, as shall not be disruptive to the business of Employer. Scheduling shall be accomplished with the Executive Committee. In addition, Employee shall be entitled to paid sick leave of five (5) days for each year of service to Employer, up to a maximum os fifteen days annually.

5. Expenses. Boots & Coots shall reimburse Employee for all reasonable expenses and disbursements incurred by Employee, and approved by appropriate designees of the Executive Committee, in the performance of his duties hereunder, including expenses for entertainment and travel, as are consistent with the policies and procedures of Employer and Internal Revenue Service regulations. Travel and other expenses from Employee's home to company's office are not included. Employer shall furnish Employee with a cellular telephone and pager, at the expense of Employer.


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6.     Confidential Information. Employee acknowledges that in the course of employment by Employer, Employee will receive certain trade secrets and confidential information belonging to the Employer which Employer desires to protect as confidential. For the purposes of this Agreement, the term "confidential information" shall mean information of any nature and in any form which at the time is not generally known to those persons engaged in business similar to that conducted by Employer. Employee agrees that such information is confidential and that the will not reveal such information to anyone other than officers, directors and employees of Employer. Upon termination of employment, for any reason, Employee shall surrender all papers, documents and other property of Employer.

7. Information, Ideas, Concepts, Improvements, Discoveries, Inventions, etc.. Employee agrees that during his employment he will promptly disclose, in writing, all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by Employer, either individually, or jointly with others, and which relate to the business, products or services of Employer, or any of its subsidiaries or affiliates, irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by Employee on the job, or elsewhere (collectively, the "Inventions"). Employer and Employee have agreed as follows regarding the Inventions:

                  a) All Inventions are, and shall be, the property of Employer. In this context, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings, or materials of any type embodying any such Inventions are and shall be the sole and exclusive property of Employer.

                  b) Employee hereby specifically sells, assigns and transfers to Employer all of his worldwide right, title and interest in an to all such Inventions, and any United States or foreign applications for patents, inventor's certificates or other industrial rights that may be filed thereon, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of any names and marks included therewith. Both during the period of Employee's employment by Employer and thereafter, Employee shall assist Employer and its nominees at all times in the protection of such Inventions, both in the United States and all foreign countries, including but not limited to, the execution of all lawful oaths and all assignment documents, not inconsistent with this agreement, requested by Employer, or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissue, and/or extensions thereof, and any application for the registration of names and marks included therewith.

                  c) Moreover, if during Employee's employment by Employer, Employee creates any original work of authorship which is the subject matter of copyright relating to Employer's business, products, or services, whether such work is created solely by Employee or jointly with others, Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his


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                  or her employment, but is specifically ordered by Employer as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be a work made for hire and Employer shall be the author of the work. In the event such work is neither prepared by the Employee within the scope of his or her employment or is not a work specially ordered and deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents, does assign, to Employer an undivided one-half interest in and to all of Employee's worldwide right, title and interest in and to the work and all rights or copyright therein, including but not limited to, the execution of all formal assignment documents requested by Employer or its nominee, not inconsistent with this agreement, and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

8. Agreement Not To Solicit. During the term hereof and for a period of one year after the termination of employment hereunder (the "Termination Date"), regardless of how terminated, Employee will not, singly, jointly, or as a partner, member, contractor, employee or agent of any partnership or as an officer, director, employee, agent, contractor, stockholder or investor in any other entity or in any other capacity, directly or indirectly:

                  a) induce, or attempt to induce, any person or party who, on the Termination Date is employed by or affiliated with Boots & Coots or at any dime during the term of this covenant is, or may be, or becomes an employee of or affiliated with Employer, to terminate his, her or its employment or affiliation with Employer;

                  b) induce, or attempt to induce, any person, business or entity which is or becomes a customer or supplier of Employer, or which otherwise is a contracting party with Employer, as of the Termination Date, or at any time during the term hereof, to terminate any written or oral agreement or understanding with Employer, or to interfere in any manner with any relationship between Employer and such customer or supplier;

                  c) employ or otherwise engage in any capacity any person who at the Termination Date or at any time during the period two years prior thereto was employed, or otherwise engaged, in any capacity by Employer and who, by reason thereof is or is reasonable likely to be in possession of any confidential information.

Employee acknowledges and agrees that the provisions of this paragraph constitute a material, mutually bargained for portion of this consideration to be delivered under this letter agreement and that it is a condition precedent to the creation and existence of Employer's obligations hereunder.

9. Termination for Cause. Employer may terminate employment of Employee under this letter agreement if any of the following occur:

                  a) the death of Employee;


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                  b) the Employee becomes, in the good faith opinion of
                  Employer, physically or mentally disabled, for a period of more than sixty (60) consecutive days, or for a period of more than ninety (90) days in the aggregate during a twelve (12) month period, to extent he is unable to perform his duties hereunder;

                  c) the Employee breaches any material provision of this agreement;

                  d) the Employee fails, or refuses to perform any job duty resulting in substantial prejudice to Employer's business interests; or

                  e) the Employee engages in conduct, if not in connection with the performance of his duties hereunder, which would result in substantial prejudice to the interests of Employer if he were retained as an employee.

In the event of a termination for cause pursuant to the provisions of this letter agreement, Employer shall give a written statement to Employee specifying the event causing such termination, and the termination will be immediately effective. In the event of a termination for cause pursuant to the provision above, this agreement shall be wholly terminated and Employee shall not be entitled to any further compensation or any other benefits provided for herein, and shall not be entitled to severance pay. However, any of the provisions of this agreement relating to activities and conduct after the termination of the employment relationship between Employer and Employee shall remain in full force and effect, and be enforceable.

10. Termination and Compensation. In the event that Employer elects to terminate Employee from employment prior to the expiration of a five (5) year initial term, or renewal term, of this Agreement for any reason other than termination for cause as expressly provided for in Paragraph 9, then, and in that event, Employer shall pay to Employee, on the effective date of such termination, the following compensation: (1) a lump sum payment equal to one year's gross annual base salary, (2) a lump sum payment equal to three months automobile allowance, and (3) shall continue the payment of premiums for hospitalization and major medical insurance for the lesser period of either twelve (12) months or the date on which Employee secures full time employment that affords equivalent medical coverage.

11. Notices. All notices or other communications pursuant to this contract may be given by personal delivery, or by certified mail, addressed to the home office of Boots & Coots or to the last known address of Employee. Notices given by personal delivery shall be deemed given at the time of delivery, and notices sent by certified mail shall be deemed given when deposited with the U. S. Post Office.

12. Notices. All notices or other communications pursuant to the Agreement may be given by personal deliver, or by certified mail, addressed to the home office of Employer or the last known address of Employee. Notices given by personal delivery shall be deemed given at the dime of delivery, and notices sent by certified mail shall be deemed given when deposited with the U. S. Postal Service.

13. Entirety of Agreement. This letter agreement contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to the employment.


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14.     Governing Law. This letter agreement shall be construed and enforced in accordance with, and be governed by, the laws of the State of Texas.

15. Waiver. The failure of either party to enforce any rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of one breach shall not be deemed a waiver of any other breach of the same or any other provision hereof.

17. Assignment. This letter agreement shall not be assignable by Employee. In the event of a future disposition of the properties and business of Boots & Coots by merger, consolidation, sale of assets, or otherwise, then Boots & Coots may assign this letter agreement and all of its rights and obligations to the acquiring or surviving entity; provided that any such entity shall assume all of the obligations of Boots & Coots hereunder.

18. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement and Employee's job duties shall be submitted to and finally settled by binding arbitration to be held in Houston, Texas, in accordance with the rules of the American Arbitration Association in effect on the date of this letter agreement, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All agreements contemplated herein to be entered into to which the parties hereto are parties shall contain provisions which provide that all claims, actions or disputes pursuant to, or related to, such agreements shall be submitted to binding arbitration.

This Employment Contract is entered into this the _____ day of _________, 1998.

"EMPLOYER"

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.


By:
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    L. H. Ramming, Chairman

"EMPLOYEE"



------------------------------------
Jerry Winchester